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                                                                  EXHIBIT (e)(3)


                                                            CONFIDENTIAL

                                August 11, 2000


Cemex, S.A. de C.V.
Ave. Constituction 444 Pte.
6400 Monterrey, N.L., Mexico

Gentlemen:

     In connection with the consideration by Cemex, S.A. de C.V. and Southdown, Inc. of a possible business combination or other transaction involving both corporations and/or their respective subsidiaries or affiliates (a "Transaction")(each corporation, together with its subsidiaries or affiliates being referred to singly as a "Company" and collectively as the "Companies"), each Company is prepared to make available to the other certain information concerning its business, financial condition, operations, prospects, assets and liabilities. As a condition to such information being furnished to a Company and its directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, "Representatives"), each Company agrees to treat any information concerning the other Company (whether prepared by the other Company, its advisors or otherwise and irrespective of the form of communication) which has been or will be furnished to a Company through its Representatives (duly authorized to receive such information by a written communication addressed to the other Company) by or on behalf of the other Company (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions hereinafter set forth.

     The term "Evaluation Material" shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents or materials prepared by a Company or its Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to such Company or its Representatives pursuant hereto. The term "Evaluation Material" does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Company to which it was provided (a "Recipient") or its Representatives, (ii) was within the possession of a Recipient prior to its being furnished to the Recipient by or on behalf of the other Company pursuant hereto, provided that the source of such information was not known by the Recipient or any of its Representatives to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the other Company or any other party with
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Cemex, S.A. de C.V.
August 11, 2000
Page 2

respect to such information, (iii) becomes available to the Recipient on a non-confidential basis from a source other than the other Company or any of its Representatives, provided that such source is not known by the Recipient or any of its Representatives to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the other Company or any other party with respect to such information, or (iv) was independently developed by a Recipient without reference to the information furnished by the other Company.

     Each Company hereby agrees that it and its Representatives shall use the Evaluation Material solely for the purpose of evaluating a possible transaction between the Companies, that the Evaluation Material will be kept confidential by each Company and its Representatives and that neither Company not its Representatives will disclose any of the Evaluation Material in any manner whatsoever; provided, however, that (i) a Company may make any disclosure of such information to which the other Company gives its prior written consent and
(ii) any of such information may be disclosed to a Company's Representatives who need to know such information for the sole purpose of evaluating a possible transaction between the Companies, who agree to keep such information confidential in accordance with this letter agreement. In any event, each Company shall be responsible for any breach of this letter agreement by any of its Representatives, and each Company agrees, at its sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain its Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material.

     In addition, each Company agrees that, without the prior written consent of the other Company, it and its Representatives will not disclose to any other person the fact that the Evaluation Material has been made available to it, that discussions or negotiations are taking place concerning a possible transaction involving the Companies or any of the terms, conditions or other facts with respect thereto (including the status thereof), unless in the written opinion of either Company's counsel such disclosure is required by law and then only with as much prior written notice to the other Company as is practical under the circumstances. The term "person" as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.

     In the event that a Recipient or any of its Representatives are requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material, the Recipient shall provide the other Company with prompt written notice of any such request or requirement so that the other Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver
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Cemex, S.A. de C.V.
August 11, 2000
Page 3

by the other Company, a Recipient or any of its Representatives are nonetheless, in the written opinion of the Recipient's counsel, legally compelled to disclose Evaluation Material to or at the direction of any tribunal or else stand liable for contempt or suffer other censure or penalty, the Recipient or its Representatives may, without liability hereunder, disclose to or at the direction of such tribunal only that portion of the Evaluation Material which such counsel advises the Recipient or its Representatives is legally required to be disclosed, provided that the Recipient or its Representatives cooperate with the other Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material by such tribunal.

     If either Company decides that it does not wish to proceed with a transaction with the other Company, it will promptly inform the other Company of that decision. In that case, or at any time upon the request of either Company for any reason or for no reason, each Recipient will promptly deliver to the other Company all Evaluation Material (and all copies thereof) furnished to it or its Representatives by or on behalf of the other Company pursuant hereto. In the event of such a decision or request, all other Evaluation Material prepared by a Recipient or its Representatives shall be destroyed and no copy thereof shall be retained, and each Recipient agrees to certify in writing that such destruction has occurred. Notwithstanding the return or destruction of the Evaluation Material, each Company and its Representatives will continue to be bound by the obligations of confidentiality and other obligations hereunder.

     Each Company understands and acknowledges that neither it nor any of its Representatives (including without limitation its financial or other advisors) makes any representation or warranty, express or implied, as to the accuracy or completeness of its Evaluation Material. Each Company agrees that neither the other Company nor any of its Representatives (including without limitation its financial or other advisors) shall have any liability to such Company or to any of its Representatives relating to or resulting from the use of the Evaluation Material. Only those representations or warranties which are made in a final definitive agreement regarding the transactions contemplated hereby, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

     In consideration of the Evaluation Material being furnished pursuant to this letter agreement, each Company hereby agrees that, for a period of one year from the date hereof, neither it nor any of its affiliates will solicit to employ any of the current officers or employees of the other Company who were directly involved with the other Company in connection with the evaluation of a transaction hereunder, so long as they are employed by the other Company, without obtaining the prior written consent of the other Company. The preceding sentence shall not apply to general solicitations not aimed at specific employees.
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Cemex, S.A. de C.V.
August 11, 2000
Page 4

     In consideration of the Evaluation Material being furnished pursuant to this letter agreement, each Company hereby further agrees that, without the prior written consent of the Board of Directors of the other Company, for a period of two years from the date hereof, it shall not (i) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any equity securities, or any direct or indirect rights to acquire any equity securities or any property, of the other Company; (ii) propose to enter into, directly or indirectly, any merger, business combination or other extraordinary transaction involving the other Company or to purchase, directly or indirectly, a material portion of the assets of the other Company; (iii) make, or in any way participate, in any "solicitation" of "proxies" to vote (as those terms are used in the rules of the Securities and Exchange Commission) any voting securities of the other Company or act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the other Company; (iv) form, join or in any way participate in a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with any of the foregoing; (v) enter into or disclose any intention, plan or arrangement inconsistent with the foregoing; or (vi) advise, assist or encourage any other persons in connection with any of the foregoing. The restrictions in this paragraph shall not be applicable (i) to ordinary brokerage or trading transactions by or on behalf of a Company solely for investment purposes and aggregating no more than five percent of the other Company's outstanding voting securities, (ii) if the other Company shall enter into or publicly announce, or receive approval from its Board of Directors with respect to, a definitive agreement that, upon its consummation, would involve a change of control of the other Company, or if there shall be a change of control of such other Company, or (iii) if a Company has requested that the Recipient return the Evaluation Material without the Recipient having informed such Company that it does not intend to proceed with a Transaction; provided that if the Recipient does not inform such Company within 90 days of its receipt of the Evaluation Material that it intends to proceed with a Transaction, for purposes of this sentence the Recipient shall be deemed to have informed such Company that it does not intend to proceed with a Transaction.

     Each Company agrees that unless and until a final definitive agreement regarding a transaction between the Companies has been executed and delivered, neither Company will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this letter agreement except for the rights and obligations specifically agreed to herein. Each Company further acknowledges and agrees that the other Company reserves the right, in its sole discretion, to reject any and all proposals regarding a transaction between the Companies and to terminate discussions and negotiations between the Companies at any time.
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Cemex, S.A. de C.V.
August 11, 2000
Page 5

     It is understood and agreed that no failure or delay by either Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

     It is further understood and agreed that any breach of this letter agreement by either Company or any of its Representatives would result in irreparable harm to the other Company, that money damages would not be a sufficient remedy for any such breach of this letter agreement and that each Company shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Each Company further agrees to waive, and to use its best efforts to cause its Representatives to waive, any requirement for the securing or posting of any bond in connection with any such remedy. Such remedies shall not be deemed to be the exclusive remedies for a breach by a Company of this letter agreement but shall be in addition to all other remedies available at law or equity to the other Company. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines that a Company or any of its Representatives have breached this letter agreement, then such Company shall be liable and pay to the other Company the reasonable legal fees incurred by that Company in connection with such litigation, including any appeal therefrom.

     This letter agreement shall be governed by and construed in accordance with the laws of the State of Texas and may not be amended or terminated except pursuant to a written agreement duly executed by each Company. Each Company hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of Texas, or any state court of the State of Texas located in the City of Houston, in any action, suit or proceeding arising in connection with this letter agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this sentence and shall not be deemed to be a general submission to the jurisdiction of the foregoing courts or in the State of Texas other than for such purpose. EACH COMPANY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY SUCH ACTION, SUIT OR PROCEEDING.
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Cemex, S.A. de C.V.
August 11, 2000
Page 6

     Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between the Companies to the extent expressly noted herein.

                              Very truly yours,

                              Southdown, Inc.


                              By:  /s/  PATRICK S. BULLARD
                                 -------------------------------
                                 Name:   Patrick S. Bullard
                                 Title:  Senior Vice President - General
                                         Counsel & Secretary

Accepted and agreed as of
the date first written above:

Cemex, S.A. de C.V.


By: /s/
   -------------------------
Name:
Title: